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                                                                      EXHIBIT 29

QUANTITATIVE GROUP OF FUNDS

                               SERVICE AGREEMENT
             For Ordinary Shares of the Quantitative Group of Funds
                           (fully disclosed accounts)

Ladies and Gentlemen:

     U.S. Boston Capital Corporation is the exclusive underwriter and distributor (the "Distributor") of the Quantitative Group of Funds (each series a "Fund" and collectively the "Funds") an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act), currently comprised of the Funds listed in Exhibit A to this Agreement. Each Fund offers both Institutional and Ordinary Shares, therefore, the current prospectus of each Fund should be read carefully.

     Pursuant to a certain Ordinary Share Selling Agreement between you and the Distributor dated ________________________, we have agreed to sell to you, to cover orders received from you as agent, Ordinary Shares of each of the Funds in those states in which shares of the Funds are currently qualified for sale, and in compliance with the Investment Company Act of 1940 and the Securities Act of 1933, as amended, and in accordance with the terms and conditions of this Agreement.

                                I. SERVICE FEES

     Pursuant to the terms of this Service Agreement, and pursuant to the Fund's Distribution Plan which is permitted by Rule 12b-1 under the Investment Company Act (the "Distribution Plan"), we are authorized to pay to you service fees in connection with the accounts of your customers that hold Ordinary Shares of a Fund. Payment of such service fees is subject to your initial and continuing satisfaction of the following terms and conditions, which may be revised by us from time to time in our sole discretion:

A. Qualification Requirements

     1. The aggregate asset value of the accounts in the Funds for which you are the dealer of record equals $25,000 or more.

     2. You are the broker of record for the accounts in the Funds on the last day of the period for which a service fee is to be paid.

     3. One or more of your current employees must be designated as registered representative(s) on accounts in the Fund during the period for which a service fee is to be paid.

     4. You will provide the following information and agree that we will be entitled to rely on the accuracy of such information in updating our records for determining the levels of service fees payable to you under the terms of this Agreement. You understand, however, that such payments will be based solely on the Funds' records.

          a. For each Fund account registered in the name of one of your customers, you will provide the registered representative's identification number and branch number and you will provide updated information at least quarterly.

          b. For each Fund account registered in your name (street name), you will provide the percentage allocation among the registered representative numbers and branch numbers and you will provide updated percentage allocations at least quarterly.

          c. For each sub-account registered in your name (street name), you will provide the registered representative numbers and branch numbers and you will provide updated information at least quarterly.
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B. Service Fees

     1.   If you meet the qualification requirements set forth above in Section
I. A., you will be paid a service fee on assets in the Funds for which you are the dealer of record and which are serviced by a registered representative of your firm meeting the registered representative requirements, if any, as follows: on the last business day of the period you are the dealer of record, a quarterly service fee equal to .0625% of average assets (.25% annualized), as calculated by the Distributor, it being understood that no service fee will be paid unless you are the dealer of record with respect to customer accounts having an aggregate asset value of $25,000 or more in the Funds. Service fee payments will be mailed to you within thirty (30) days of quarter end.

     2.   You understand and agree that:

          a. all service fee payments to be made pursuant to this Agreement are contingent upon and are subject to the limitations contained in the Funds' Distribution Plan, which may be amended or discontinued at any time;

          b. your failure to provide the services described in Section I. D. below as may be amended from time to time, or otherwise comply with the terms of this Agreement, will render you and your registered representatives ineligible to receive service fees; and

          c. failure of an assigned registered representative to provide services required by this Agreement will render that representative's accounts ineligible as accounts on which service fees are paid.

          d. the obligation of the Distributor to pay service fees under this agreement is conditioned upon the receipt by it of 12b-1 fees pursuant to the Funds' Distribution Agreement between the Fund and the Distributor.

C. Payments and Communications to Registered Representatives

     You will pay to your registered representatives a significant share of the service fees paid to you pursuant to this Agreement, and, upon request by the Distributor, you will fully account for all such payments.

D. Required Services

     1. You will assign one of your registered representatives to each Fund account on your records and reassign such account in the event that a representative to whom a particular Fund account has been assigned ceases to be employed by your firm as a registered representative.

     2. You and your registered representative will assist us and our affiliates in providing the following services to shareholders of the Funds:

          a. Maintain regular contact with shareholders in assigned-accounts and assist in answering inquiries concerning the Funds (customer name accounts).

          b. Assist in distributing sales and service literature provided by us, particularly to the beneficial owners of accounts registered in your name (street name accounts).

          c. Provide any other information or services as the customer or we may reasonably request.

     3. You will support our marketing efforts by granting reasonable requests for visits to your offices by our representatives and by including any Fund(s) on your "approved" list.

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     4.   Your compliance with the service requirements set forth in this
Agreement will be evaluated by us from time to time by surveying shareholder satisfaction with service, by monitoring redemption levels of shareholder accounts assigned to you and by such other methods as we deem appropriate.

     5. The provisions of this Section l. D. may be amended by us from time to time upon notice to you.

                                  II. GENERAL

A. Amendment

     We reserve the right to amend this Agreement including any Schedule hereto, and to implement any modification of this Agreement, by written notice delivered by us to you.

B. Effective Period and Termination

     The provisions of this Agreement shall remain in effect for a period of not more than one year from the date of its execution or adoption and thereafter for successive annual periods only so long as such continuance is specifically approved at least annually by the Trustees of Funds in conformity with the requirements of Rule 12b-1 under the Investment Company Act. This Agreement shall automatically terminate in the event of its assignment (as defined in the Investment Company Act). In addition, this Agreement may be terminated at any time, without the payment of any penalty, by either party upon written notice delivered or mailed by registered mail, postage prepaid, to the other party, or, as provided in Rule 12b-1 under the Investment Company Act, the Trustees of the Funds, or by the vote of the holders of the outstanding voting securities of the Funds. We reserve the right to terminate this Agreement in the event of violation by you of any of its provisions or for any cause which, in our opinion, justifies such action. This Agreement shall terminate automatically in the event of your ceasing to be a member in good standing of the National Association of Securities Dealers, Inc. as you represent yourself to be.

C. Written Reports

     The Trustees shall be provided with and shall review at least quarterly, a written report of the amounts paid to you under this Agreement and the purposes for which such expenditures were made.


                     [THIS SPACE INTENTIONALLY LEFT BLANK]

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     You agree that this Agreement is made under and will be governed by the laws of the State of  Massachusetts.

                                       Very truly yours,

                                       U.S. BOSTON CAPITAL CORPORATION

By:______________________________      Title:___________________________

The undersigned hereby accepts this Agreement and agrees to abide by all of its terms and conditions.

Date:______________________19_____     By:_____________________________
                                              Authorized Signature
_________________________________
             Firm                      _______________________________
                                         Please print name and title.
_________________________________

_________________________________      Phone:__________________________
            Address

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                                   EXHIBIT A

                             to  Service Agreement

                          Quantitative Group of Funds

Ordinary Shares
---------------

                                                        Ticker   Annual
Fund Name                                   CUSIP       Symbol    Fee
---------                                   -----       ------   ------
Quantitative Small Cap Fund                 74762R608   USBNX      0.25%
Quantitative Mid Cap Fund                   74762R806   QNIIX      0.25%
Quantitative Growth and Income Fund         74762R202   USBOX      0.25%
Quantitative International Equity Fund      74762R400   USBFX      0.25%
Quantitative Emerging Markets Fund          74762R855   QFFOX      0.25%
Quantitative Foreign Value Fund             74762R830       -      0.25%


                                       v
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C. Clearing Agent

     The Distributor acknowledges that Tucker Anthony is an introducing firm whose securities trading activities are cleared through the correspondent services of a clearing firm (the "Agent"). The Distributor agrees that one or more of the services specified herein may be performed on Tucker Anthony's behalf by the Agent and that such performance will not constitute an impermissible assignment under the terms of this Agreement nor will it affect in any way the payment of service fees to Tucker Anthony as set forth in this Agreement.

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